Exhibit 10.2
AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 23rd day of July, 2010, by and between Esther M. Stearns (the “Executive”), LPL Financial Corporation (the “Company”), LPL Holdings, Inc. (“Holdings”) and LPL Investment Holdings Inc. (“Investment Holdings”) (with respect to Section 4(c) only), to be effective upon the Closing (as defined below).
     WHEREAS, Executive is currently employed by the Company, and previously entered into an employment agreement with Holdings, dated as of December 28, 2005 and amended as of June 1, 2008; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the amended and restated terms of the Executive’s continued employment with the Company, effective as of the closing of the 2010 initial public offering of common stock by Investment Holdings (the “Closing”).
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts the terms of continued employment with the Company.
     2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall have an original term of three (3) years commencing on the date of the Closing (the “Initial Term”) and shall automatically be renewed thereafter for successive terms of one year each, unless the Company provides notice to the Executive at least ninety (90) days prior to the expiration of the Initial Term or any renewal term that the Agreement is not to be renewed, in which event this Agreement and the Executive’s employment hereunder shall terminate at the expiration of the then-current term. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.” In the event that the Closing does not occur, this amendment and restatement of the Agreement shall be void ab initio and of no force or effect and the pre-existing employment agreement shall remain in effect.
     3. Capacity and Performance.
          a. During the term hereof, the Executive shall serve the Company as its President and Chief Operating Officer, reporting to the Chief Executive Officer of the Company (the “CEO”).
          b. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall have such duties, authority and responsibilities as are commensurate with her position and such other duties, consistent with her position, as may be designated from time to time by the Board of Directors of Investment Holdings (the “Investment Holdings Board”).
          c. During the term hereof, the Executive shall devote her full business time and her best efforts to the discharge of her duties and responsibilities hereunder; provided, however, that, subject to Section 10 hereof, the foregoing shall not be construed to prevent the Executive from attending to personal investments and community and charitable service, provided that such activities do not unreasonably interfere with the performance of Executive’s duties to the Company. In addition, the Executive may serve on boards of directors and similar governing bodies, and committees thereof, subject to the approval of the Investment Holdings Board, which approval shall not be unreasonably withheld, and subject to Section 10 hereof. Notwithstanding the foregoing, the Executive may continue to serve on those boards and committees on which the Executive was serving at the time of the Closing, which boards and committees are listed on Schedule 1(A) of this Agreement.
     4. Compensation and Benefits. As compensation for all services performed by the Executive during the term hereof:
          a. Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate per annum as set forth on Schedule 1(B) of this Agreement, payable in accordance with the regular payroll practices of the Company for its executives and subject to increase from time to time by the Investment Holdings Board (or its compensation committee, the “Investment Holdings Compensation Committee”). The Executive’s base salary may only be decreased with the approval of the CEO of the Company and then only in an across-the-board salary reduction in which all executives and other employees are subject to an equal percentage reduction. The Executive’s base salary, as from time to time increased or decreased in accordance with Agreement, is hereafter referred to as the “Base Salary.”
          b. Bonus Compensation.
               i. The Executive shall be eligible to receive a full bonus, without pro-ration, for calendar year 2010, determined in accordance with the Company’s employee cash bonus plan as in effect immediately prior to the Closing, as set forth in Schedule 1(C) hereto.
               ii. Each calendar year thereafter during the term hereof, the Executive shall be eligible to participate in the cash bonus plan or other incentive compensation plan in effect for employees of the Company generally, under which, consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the plan elements described in clauses (A) and (C) below shall be not be decreased from those applicable to the Executive under the bonus plan in effect immediately prior to the Closing, and the plan element described in clause (B) below shall be substantially consistent with past practice: (A) the target bonus, (B) the level of performance required to reach target and (C) the opportunity to earn bonus compensation in excess of target, with respect to clauses (A) and (C) as set forth on Schedule 1(D) hereto. Neither the Executive’s target bonus nor the opportunity to earn bonus compensation in excess of target may be subject to an adverse change and the level of performance required to reach target may not be materially adversely changed except with the approval of the CEO of the Company and then only in an across-the-board change which affects equally all employees participating in the bonus plan. Such cash bonus shall be in addition to the Base Salary. The Executive’s target bonus under the executive cash bonus plan is referred to hereafter as the “Target Bonus.” In clarification of the foregoing, the actual bonus earned by the Executive for any given calendar year, may be below, at or above the Target Bonus, based on actual performance. Subject to any effective deferral election made available and elected by the Executive, each bonus earned by the Executive hereunder shall be paid no later than March 15 of the calendar year following the end of the calendar year for which the bonus was earned.
          c. Equity Compensation. The Executive shall be eligible to participate in all equity compensation plans and programs applicable to senior executives of the Company and shall receive such grants as may be provided from time to time by Investment Holdings in the discretion of the Investment Holdings Board or the Investment Holdings Compensation Committee. Each grant will be subject to the terms and conditions of the applicable Investment Holdings’ equity compensation plan and grant agreements which shall provide in relevant part that: (i) upon the occurrence of a Change in Control occurring after the effective date of this Agreement, all outstanding equity compensation awards held by the Executive will become fully vested and/or exercisable, as the case may be, as of the date of the Change in Control; (ii) upon a termination of the Executive’s employment for any reason, the portion of any equity compensation award which has not vested shall terminate; (iii) in the event the Executive’s employment terminates for any reason other than for Cause, death or disability, the Executive may exercise any vested portion of any stock option or stock appreciation right (collectively, “Stock Right”) held by her on the date of termination provided that he does so prior to the earlier of (A) ninety (90) days following termination of employment and (B) the expiration of the scheduled term of the Stock Right; (iv) in the event the Executive’s employment is terminated due to death or disability (as defined in Section 5(b)), then the Executive, or, as applicable in the event of death, her beneficiary or estate, may exercise any vested portion of any Stock Right held by the Executive on the date employment terminates for the shorter of (A) the period of twelve (12) months following the termination date and (B) with respect to each Stock Right individually, the expiration of the scheduled term of such Stock Right; and (v) upon a termination of the Executive’s employment by the Company for Cause, all equity compensation awards shall be forfeited immediately.
          d. Vacations. During the term hereof, the Executive shall be eligible for the number of weeks of vacation per year set forth on Schedule 1(E) to this Agreement, subject to the vacation policies of the Company generally applicable to its executives, as in effect from time to time, provided that the Executive shall not be barred from taking up to the maximum number of weeks of vacation in any given year solely by reason of the Executive’s failure to work for a specified period of time during such year prior to the time of such vacation.
          e. Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives and/or employees of the Company generally, provided that the Executive shall receive benefits pursuant to plans, programs and policies (other than any equity-based compensation plan or program) that are comparable, and no less favorable in the aggregate, to those benefits offered to her immediately prior to the Closing.
          f. Business Expenses. During the term hereof, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as the Company may require and otherwise consistent with the Company’s policies generally applicable to its executives, as in effect from time to time.
     5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the circumstances specified below. Subject to the execution, delivery and nonrevocation by the Executive, the Executive’s beneficiary, or the representative of the Executive’s estate, as applicable, of a release of claims agreement (the “Release”) in the form provided by the Company within the time period specified by the Company, which shall not exceed 60 days following the date of termination, and provided that the Executive has complied in all material respects with the terms and conditions of the Release, the Company shall provide the Executive with the payments and benefits set forth below:
          a. Termination due to Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate, “Final Compensation” which shall include all of the following: (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) payment of any annual bonus earned but not paid for the year preceding that in which the date of termination occurs, (iv) reimbursement for any business expenses incurred by the Executive and reimbursable pursuant to Section 4(f) hereof but un-reimbursed on the date of termination (clauses (i), (ii), (iii) and (iv), collectively, the “Termination Entitlements”), (v) a bonus for the year in which the date of termination occurs determined by multiplying the Target Bonus for that year by a fraction, the numerator of which is the number of days the Executive was employed during the year in which the date of termination occurs, through the date of termination, and the denominator of which is 365 (“Pro-Rated Portion of Target Bonus”), (vi) a single lump-sum payment equal to the premium (including the additional amount (if any) charged for administrative costs as permitted by the Federal law known as “COBRA”) of continued health and dental plan participation under COBRA for the Executive (in the event of a termination other than as a result of death) and for the Executive’s qualified beneficiaries (as that term is defined under COBRA) for the one (1) year period immediately following the date of termination (the “Premium Payment”) and, the Company shall have no further obligation to the Executive hereunder, other than (A) obligations due to the Executive as of the date of termination but not yet satisfied, such as, by way of example but not limitation, an uncorrected error in Base Salary or an outstanding claim under one of the welfare plans or an uncorrected error in the Executive’s retirement plan account, and (B) obligations which, whether or not due to the Executive as of the date of termination, survive termination, such as, by way of example but not limitation, rights to exercise vested stock options (all of the foregoing, under clauses (A) and (B) hereof, the “Surviving Company Obligations”).

          b. Termination due to Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for any period of six (6) consecutive months. During any period in which the Executive is disabled but prior to the Executive’s date of termination, the Executive shall continue to receive all compensation and benefits under Section 4 hereof while her employment continues. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. In the event of termination by the Company due to the Executive’s disability, the Company shall provide the Executive with the Final Compensation and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. Notwithstanding any provision herein to the contrary, if the Executive is entitled to a Premium Payment, the Premium Payment shall be paid in a lump sum on the first business day that is the earlier of (i) six (6) months following the date of termination, or (ii) at such time as otherwise permitted by law that would not result in such additional taxation and penalties under Section 409A.
          c. Retirement. The Executive may elect to retire voluntarily on thirty (30) days’ notice to the Company, provided that the Executive is then at least 65 years of age. In such event, the Company shall pay to the Executive the Final Compensation (other than the benefits under clause (v) of the definition thereof (the “Accrued Compensation”)) and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. Notwithstanding any provision herein to the contrary, if the Executive is entitled to a Premium Payment, the Premium Payment shall be paid in a lump sum on the first business day that is the earlier of (i) six (6) months following the date of termination, or (ii) at such time as otherwise permitted by law that would not result in such additional taxation and penalties under Section 409A.
          d. Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for “Cause,” which shall mean only (i) the intentional failure to perform (excluding by reason of disability) or gross negligence or willful misconduct in the performance of regular duties or other breach of fiduciary duty or material breach of this Agreement which remains uncured after thirty (30) days’ notice specifying in reasonable detail the nature of the failure, negligence, misconduct or breach and what is required of the Executive to cure, (ii) conviction or plea of nolo contendere to a felony or (iii) fraud or embezzlement or other dishonesty which has a material adverse effect on the Company. Before terminating the Executive for Cause, (A) at least two-thirds (2/3) of the members of the Investment Holdings Board (excluding the Executive, if a Board member) must conclude in good faith that, in their view, one of the events described in subsection (i), (ii) or (iii) above has occurred and (B) such Board determination must be made at a duly convened meeting of the Investment Holdings

Board (X) of which the Executive received written notice at least ten (10) days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Company’s belief that one of the events described in subsection (i), (ii) or (iii) above occurred and, in the case of an event under subsection (i), remains uncured at the expiration of the notice period, and (Y) at which the Executive had a reasonable opportunity to make a statement and answer the allegations against the Executive. In the event of the termination of the Executive’s employment by the Company for Cause, the Company shall pay to the Executive the Termination Entitlements and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations. The parties acknowledge and agree that this definition of “Cause” shall be applicable and controlling with respect to the grant agreements executed by the Executive under any equity compensation plan or arrangement sponsored by Investment Holdings or the Company.
          e. Termination by the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon ten (10) days notice to the Executive. Termination by the Company on or following expiration of the term hereof (other than a termination due to the Executive’s death or disability or under circumstances that would constitute “Cause” if this Agreement were still in effect) will be treated as a termination other than for Cause under this Section 5(e). In the event of termination under this Section 5(e), the Executive shall be entitled to receive (i) the Accrued Compensation (other than the Premium Payment), (ii) a bonus for the year in which the date of termination occurs based on actual performance determined by multiplying the bonus that would have been earned by the Executive had the Executive remained in service until the date required to earn a full bonus for that year by a fraction, the numerator of which is the number of days the Executive was employed during the year in which the date of termination occurs, through the date of termination, and the denominator of which is 365, provided that if the bonus amount exceeds the Pro-Rated Portion of Target Bonus, such bonus amount shall be limited to the Pro-Rated Portion of the Target Bonus and (iii) for two years following the date of termination, continued participation of the Executive and her qualified beneficiaries, as applicable, under the Company’s group life, health, dental and vision plans in which the Executive was participating immediately prior to the date of termination, subject to any premium contributions required of the Executive at the rate in effect on the date of termination of her employment, provided that, in the event that such health coverage continuation would be discriminatory for federal income tax purposes, the Executive shall be permitted to purchase, through the Company at COBRA rates if possible, and be reimbursed by the Company on a quarterly basis in arrears for, equivalent health benefit coverage for the Executive and her qualified beneficiaries. In addition, subject to Executive’s continued compliance with the provisions of Sections 8 and 9 and subject to Executive’s execution, delivery and non-revocation of a Release, Executive shall be entitled to receive twenty-five percent (25%) of the Covenant Payment (as defined in Section 7). For the avoidance of doubt, if the Executive does not execute a Release or if the Executive revokes an executed Release within the time period permitted by law, the Executive shall not be entitled to any payments and benefits, other than the Termination Entitlements, set forth in this Section 5. Subject to the foregoing and the provisions of Section 7 to the extent applicable, the Company shall have no further obligation to the Executive hereunder other than the Surviving Company Obligations.

          f. Termination by the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason and, in that event, subject to Executive’s continued compliance with her obligations under Sections 8 and 9 hereof, shall be entitled to all payments and benefits which the Executive would have been entitled to receive under Section 5(e) hereof as if termination had occurred thereunder. “Good Reason” shall mean only (A) the occurrence, without the Executive’s express written consent (which may be withheld for any or no reason) of any of the events or conditions described in the following subsections (i) through (viii), provided that, except with respect to the event described in subsection (viii), the Executive gives written notice to the Company of the occurrence of Good Reason within ninety (90) days following the date on which the Executive first knew or reasonably should have known of such occurrence and the Company shall not have fully corrected the situation within thirty (30) days following such notice or (B) termination (for any or no reason) by written notice from the Executive given within the thirty day period immediately following the twelve month anniversary of a Change of Control occurring after the effective date of this Agreement. The following occurrences shall constitute Good Reason for purposes of clause (A) of this Section 5(f): (i) a reduction in the Executive’s Base Salary (other than as expressly permitted under Section 4(a) hereof); (ii) an adverse change in the Executive’s bonus opportunity through reduction of the Target Bonus or the maximum available bonus or a material adverse change in the goals or level of performance required to achieve the Target Bonus (other than as expressly permitted under Section 4(b) hereof); (iii) a failure by the Company to pay or provide to the Executive any compensation or benefits to which the Executive is entitled hereunder; (iv) (A) a material adverse change in the Executive’s status, positions, titles, offices, duties and responsibilities, authorities or reporting relationship from those in effect immediately before such change; (B) the assignment to the Executive of any duties or responsibilities that are substantially inconsistent with the Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such assignment; or (C) any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, titles or offices; provided that termination of the Executive’s employment by the Company for Cause, by the Executive other than for Good Reason pursuant to Section 5(g) hereof, or a termination as a result of the Executive’s death or disability shall not be deemed to constitute or result in Good Reason under this subsection (iv); (v) the Company’s changing the location of the San Diego, California headquarter offices to a location more than twenty-five (25) miles from the location of such offices, or the Company’s requiring the Executive to be based at a location other than the Company’s San Diego headquarter offices; provided that in all such cases the Company may require the Executive to travel on Company business including being temporarily based at other Company locations as long as such travel is reasonable and is not materially greater or different than the Executive’s travel requirements before the Closing; (vi) any material breach by Investment Holdings or the Company of this Agreement, any agreement by Investment Holdings or the Company to indemnify the Executive or any other material written agreement between Investment Holdings or the Company and the Executive; (vii) the failure by the Company to obtain, before completion of a Change in Control, an agreement in writing from any successor or assign to assume and fully perform under this Agreement; or (viii) the provision of notice by the Company of non-renewal of this Agreement. Subject to the foregoing and the provisions of Section 7 to the extent applicable, the Company shall have no further obligation to the Executive hereunder other than the Surviving Company Obligations.

          g. By the Executive Other than for Good Reason. The Executive may terminate her employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination by the Executive pursuant to this Section 5(g), the Investment Holdings Board may elect to waive the period of notice, or any portion thereof, and, if the Investment Holdings Board so elects, the Company will pay the Executive her Base Salary for the notice period (or for any remaining portion of the period). The Company shall also provide the Employee the Accrued Compensation and the Company shall have no further obligation to the Executive hereunder, other than the Surviving Company Obligations.
          h. Timing of Payments.
               i. Except as otherwise provided in the Agreement, any payments due under Section 5(e), Section 5(f), Section 7 and Section 10(b), as applicable, shall be payable in equal monthly installments over the number of years and/or portions thereof equal to the applicable Multiplier (as defined in Section 7) and shall begin at the Company’s next regular payday following the 60th day after the effective date of termination provided that, if applicable, the Executive has executed and not revoked the Release and is compliant in all material respects with the Release terms and conditions. Notwithstanding the foregoing, the pro-rated annual bonus earned by the Executive for the year in which the date of termination occurs as calculated in accordance with Section 5(e) shall be paid in a lump sum no later than March 15 of the calendar year following the end of the calendar year for which the bonus was earned.
               ii. In the event that at the time the Executive employment terminates the Company’s shares are publicly traded (as defined in Section 409A of the Code) or the limitation on payments or provision of benefits imposed by Section 409A(a)(2)(B) would otherwise be applicable, any amounts payable or benefits provided under Section 5 that would have been payable during the six (6) months following the date of termination of employment with the Company and would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within such six (6) month period shall be paid, in a lump sum on the business day after the date that is the earlier of (x) six (6) months following the date of termination, or (y) at such time as otherwise permitted by law that would not result in such additional taxation and penalties under Section 409A. In addition, the administration of the Release requirements described under this Section 5 shall be implemented such that where the period for execution and non-revocation of a release spans more than one calendar year, any payment contingent on the execution of the Release shall not be made until the second calendar year, or later, as required by the applicable terms of this Agreement and Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company shall have no obligation to grant the Executive a “gross-up” or other “make-whole” compensation for any tax imposed under Section 409A.
          i. No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to the Executive in any subsequent employment or from any other source. Notwithstanding the foregoing, if the Executive begins to participate in the group health plan of another employer which provides benefits substantially similar to those provided by the Company pursuant to this Section 5, then the Executive shall promptly notify the Company and the Company may discontinue the health plan participation being provided the Executive pursuant to this Section 5.
     6. Code Section 4999 Excise Tax.
          a. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with Investment Holdings or the Company (or any successor thereto or affiliate thereof) or otherwise (a “Payment”), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, then the Company will apply a limitation on the Payment amount as set forth in clause (i) below (a “Parachute Cap”), unless the provisions of clause (ii) below apply.
                    i. If clause (ii) does not apply, the aggregate present value of the Payments under Sections 5(e), (f) or (g) of this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code or the imposition of any excise tax under Section 4999 of the Code. For purposes of this clause (i), “present value” shall be determined in accordance with Section 280G(d)(4) of the Code. In the event that it is determined that the amount of the Agreement Payments will be reduced in accordance with this clause (i), the Agreement Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis.
                    ii. It is the intention of the parties that the Parachute Cap apply only if application of the Parachute Cap is beneficial to the Executive. Therefore, if the net amount that would be retained by the Executive under this Agreement without the Parachute Cap, after payment of any excise tax under Section 4999 of the Code, exceeds the net amount that would be retained by the Executive with the Parachute Cap, then the Company shall not apply the Parachute Cap to the Executive’s payments.
          b. All determinations to be made under this Section 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten days of the termination date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.
          c. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 6 shall be borne solely by the Company.
     7. Covenant Payments. In the event of a termination of the Executive under Section 5(e) or Section 5(f), in consideration for the covenants contained in Sections 8, 9 and 10 and provided that Executive is not otherwise in breach of Sections 8, 9 and 10 hereof, the Company shall pay to Executive an amount equal to seventy-five percent (75%) of the Covenant Payment, as hereinafter defined, at the time and in the form provided in Section 5(h). For purposes of this Agreement, the “Covenant Payment” is an amount equal to the applicable Multiplier multiplied by the sum of the Executive’s Base Salary and Target Bonus for the year in which the date of termination occurs (or if no such Target Bonus has been established for the Executive for the year in which the date of termination occurs, the Target Bonus for the year immediately preceding the year in which the date of termination occurs) and the “Multiplier” shall be (A) two (2) in the event of termination under Section 5(e) or Section 5(f) (other than due to Good Reason resulting solely from notice of non-renewal of the term of this Agreement), in each case, prior to the expiration of the Initial Term; (B) one and one half (1.5) in the event of a termination under Section 5(e) or Section 5(f), in each case, on or following the expiration of the Initial Term; and (C) one and one half (1.5) in the event of a termination at any time during the term of this Agreement for Good Reason resulting solely from the provision by the Company of notice of non-renewal of the term of this Agreement.
     8. Confidential Information.
          a. The Executive acknowledges that the Company continually develops Confidential Information (as defined in Section 14); that the Executive may develop Confidential Information for the Company; and that the Executive may learn of Confidential Information during the course of employment. The Executive shall not disclose to any Person or use, other than as required by applicable law or for the performance of her duties and responsibilities to the Company, any Confidential Information obtained by the Executive incident to her employment with the Company. The Executive understands that this restriction shall continue to apply after her employment terminates, regardless of the reason for such termination.
          b. All documents, records, tapes and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The

Executive shall return to the Company no later than the time her employment terminates all Documents then in the Executive’s possession or control.
     9. Assignment of Rights to Intellectual Property.
          a. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 14) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates in the performance of her duties hereunder shall be considered “work made for hire.”
          b. Notwithstanding the foregoing, to the extent this Section 9 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872, Executive’s obligation to assign Executive’s right, title and interest throughout the world in and to all Intellectual Property does not apply to any inventions, designs, developments, contributions to or improvements of any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”) that Executive developed entirely on her own time without using the Company’s equipment, supplies, facilities, or Confidential Information except for those Works developed or created either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources that either: (i) relate to either (A) the business of Investment Holdings or the Company at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of Investment Holdings or the Company; or (ii) result from any Work performed by Executive for the Company. Executive shall disclose all Works to the Company, even if Executive does not believe that Executive is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign her interest in such Works to the Company.
     10. Restricted Activities.
          a. While the Executive is employed by the Company and, except as otherwise provided in Section 10(b) and Section 10(c) below, for the period of two (2) years following the termination of the Executive’s employment in the event of a termination for which the Executive is entitled to a Covenant Payment pursuant to Section 7 with a Multiplier of 2, and for a period of eighteen (18) months following the termination of the Executive’s employment in the event of a termination for which the Executive is entitled to a Covenant Payment pursuant to Section 7 with a Multiplier of 1.5, (as applicable, the “Restricted Period”), subject to the Company’s compliance with the post-employment terms of this Agreement, the Executive will not engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below); provided, however, that it shall not be a violation of the foregoing (i) for the Executive to own not more than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system or (ii) following termination of the Executive’s employment with the Company, for the Executive to provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is Competitive with the Company if the Executive is not employed in such line of business or division or by such subsidiary or other affiliate and is not involved, directly or indirectly, in the management, supervision or operations of such line of business, division, subsidiary or affiliate that is Competitive with the Company. For purposes of this Agreement, a business or entity shall be considered “Competitive with the Company” if such business or entity competes in any respect with a business in which Investment Holdings and its subsidiaries were engaged (including, specifically, services related to financial advisors), or any material products and/or services that Investment Holdings or its subsidiaries were actively developing or designing as of the date the Executive’s employment with the Company terminated, provided that, prior to such termination, the Executive knew of such other business or such material product or such service under active development or design. In addition, during the Restricted Period, the Executive will not (other than when acting on behalf of the Company during the Executive’s employment) (i) solicit, or attempt to solicit, any existing or prospective customers, targets, suppliers, financial advisors, officers or employees of Investment Holdings or any of its subsidiaries to terminate their relationship with Investment Holdings or any of its subsidiaries or (ii) divert, or attempt to divert, from Investment Holdings or any of its subsidiaries any of its customers, prospective customers, targets, suppliers, financial advisors, officers or employees or (iii) hire or engage or otherwise contract with, or attempt to hire or engage or otherwise contract with, any officers, employees or financial advisors of Investment Holdings or any of its subsidiaries, whether to be an employee, officer, agent, consultant or independent contractor; provided, however, that nothing in this Section 10(a) shall be deemed to prohibit the Executive from soliciting a customer, prospective customer, target or supplier of Investment Holdings or any of its subsidiaries during the Restricted Period if such action relates solely to a business which is not Competitive with the Company. A customer, prospective customer, target, supplier, financial advisor, officer or employee of Investment Holdings or any of its subsidiaries is any one who was such within the preceding twelve months, excluding, however, any prospective customer or target which was solicited solely by mass mailing or general advertisement during that period and any officer, employee or financial advisor whose relationship with Investment Holdings or the Company was terminated by Investment Holdings or the Company or any of their subsidiaries other than for circumstances that would constitute “cause” (within the meaning of any such definition applicable to such officer, employee or financial advisor, or, if no such definition is applicable, “cause” as defined in the existing equity compensation plan maintained with respect to employees of the Company) and provided further, with respect to Investment Holdings’ subsidiaries, that the Executive during her employment with the Company was introduced to, or otherwise knew of or should have known of the relationship of, such customer, prospective customer, target, supplier, financial advisor or employee to the subsidiary.
          b. Notwithstanding anything herein to the contrary and to the extent that the Investment Holdings Compensation Committee, in its sole discretion, does not waive the obligation under this Section 10(b), in the event that the Executive terminates his employment hereunder without Good Reason, the Executive shall, at the Company’s election, which election shall be provided to the Executive prior to the date of termination, (1) be subject to a Restricted Period which shall continue for a period of no less than 1 month to no more than 12 months following the date of termination of the Executive’s employment, as designated by Investment Holdings, and shall receive the Covenant Payment described in Section 7 with a Multiplier equal to a fraction, the numerator of which shall equal the number of months in the Restricted Period (up to 12 months) and the denominator of which shall be 12, or (2) receive no Covenant Payment and be subject to no Restricted Period.
          c. The Executive may seek a waiver from the Company of her obligations pursuant to this Section 10, which waiver shall not be unreasonably withheld or delayed. As of the date of the grant of such waiver by the Company, all payments and benefits under the applicable provision of Section 5 shall cease other than the payment of Final Compensation, excluding the payments and benefits under clause (v) of the definition thereof which shall cease or be reimbursed by the Executive on a pro-rata basis for the waived time period of the Restricted Period, as applicable) or Accrued Compensation, as applicable).
     11. Reasonableness; Enforcement. The Company and the Executive acknowledge that the time, scope, geographic area and other provisions of Sections 8, 9 and 10 (the “Restrictive Covenants”) have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of the Restrictive Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company, (iii) impose no undue hardship, (iv) are not injurious to the public, and (v) are essential to protect the business and goodwill of the Company and its affiliates and are a material term of this Agreement which has induced the Company to agree to provide for the payments and benefits described in this Agreement. The Executive further acknowledges and agrees that the Executive’s breach of the Restrictive Covenants will cause the Company and Investment Holdings irreparable harm, which cannot be adequately compensated by money damages. The Executive and the Company agree that, in the event of an actual or threatened breach of Section 10, the Company shall be entitled, to the extent enforceable under applicable law, to injunctive relief for any actual or threatened violation of any of the Restrictive Covenants in addition to any other remedies it may have at law or equity, including money damages.
     12. Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9, 10 and 11 hereof and the obligations of the Company pursuant to Sections 5, 7 and 10(b) hereof.
     13. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
     14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
          a. “Change in Control” means the consummation, after the date of Closing, of (i) any transaction or series of related transactions, whether or not Investment Holdings is a party thereto, after giving effect to which in excess of fifty percent (50%) of Investment Holdings’ voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, Investment Holdings or an affiliate of Investment Holdings immediately following the Closing, or (ii) a sale or other disposition of all or substantially all of the consolidated assets of Investment Holdings (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of Investment Holdings immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.
          b. “Confidential Information” means any confidential proprietary information relating to the business of Investment Holdings, the Company or their affiliates or their respective customers or clients which has an economic value to Investment Holdings, the Company or their affiliates. Confidential Information does not include any information that enters the public domain other than through a breach by the Executive of her duties to Investment Holdings or the Company hereunder or which is obtained by the Executive from a third party which has no obligation of confidentiality to Investment Holdings or the Company.
          c. “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during her employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on her own time, without using the equipment, supplies, facilities or trade secret information of Investment Holdings or the Company, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of Investment Holdings or the Company, (b) to the actual or demonstrably anticipated research or development of Investment Holdings or the Company or (c) results from any work performed by the Executive for Investment Holdings or the Company.
          d. “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its subsidiaries.

     15. Withholding. All payments or other benefits, to the extent required by law, made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
     16. Legal Fees. The Company shall at its election either pay directly the joint legal expenses incurred by the Executive and the other executives of the Company with whom the Company is entering into employment agreements effective as of the Closing in the negotiation and preparation of their employment agreements or reimburse the Executive for her portion of such joint legal expenses. In addition, all reasonable costs and expenses that are reasonably documented (including court and arbitration costs and reasonable legal fees and expenses that reflect common practice with respect to the matters involved) incurred by the Executive as a result of any claim, action or proceeding arising out of this Agreement or the contesting, disputing or enforcing of any provision, right or obligation under this Agreement shall be paid, or reimbursed to the Executive, if, in the final resolution of the dispute, the Executive either recovers material monetary damages (in cash or in kind, such as benefits) or is the prevailing party on a material non-monetary claim (such as a dispute regarding a restrictive covenant).
     17. Dispute Resolution.
          a. Except as provided in Section 11, any dispute, controversy or claim between the parties arising out of this Agreement or the Executive’s employment with the Company or termination of employment shall be settled by arbitration conducted in the city in which the Executive is located administered by the American Arbitration Association under its Employment Dispute Resolution Rules then in effect (except as modified by b. below).
          b. In the event that a party requests arbitration (the “Requesting Party”), it shall serve upon the other party (the “Non-Requesting Party”), within one hundred and eighty (180) days of the date the Requesting Party knew, or reasonably should have known, of the facts on which the controversy, dispute or claim is based, a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The Non-Requesting Party, within sixty (60) days of such demand, shall accept the arbitrator or appoint a second arbitrator and notify the other party of the name and address of this second arbitrator so selected, in which case the two arbitrators shall appoint a third who shall be the sole arbitrator to hear the case. In the event that the two arbitrators fail in any instance to appoint a third arbitrator within thirty (30) days of the appointment of the second arbitrator, either arbitrator or any party to the arbitration may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules, which arbitrator shall be the sole arbitrator to hear the case. Should the Non-Requesting Party (upon whom a demand for arbitration has been served) fail or refuse to accept the arbitrator appointed by the other party or to appoint an arbitrator within sixty (60) days, the single arbitrator shall have the right to decide alone, and such arbitrator’s decision or award shall be final and binding upon the parties.
          c. The decision of the arbitrator shall be in writing; shall set forth the basis for the decision; and shall be rendered within thirty (30) days following the hearing. The decision of the arbitrator shall be final and binding upon the parties and may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.
     18. No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, the Company shall not withhold any payments or benefits due to the Executive, whether under this Agreement or otherwise, except for the specific portion of any payment or benefit that is the subject of a bona fide dispute between the parties.
     19. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     20. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     21. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     22. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or the next business day following consignment for overnight delivery to a reputable national overnight courier service or five business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Investment Holdings Board, or to such other address as a party may specify by notice to the other actually received. Copies of any notices, requests, demands and other communication to the Company by the Executive shall be sent by the to the investors at the following address: c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102, Attn: Richard Schifter (Fax: 415-743-1501) and c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111, Attn: Allen Thorpe (Fax: 415-835-5408).
     23. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment including, without limitation, the applicable Executive Summary of Proposed Terms.

     24. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an authorized representative of the Company subject to prior approval by the Investment Holdings Board.
     25. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
     26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     27. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.
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     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE		THE COMPANY

By:	/s/ Esther M. Stearns	By:	/s/ Stephanie L. Brown
	Name: Esther M. Stearns		Name: Stephanie L. Brown
Title: Secretary

HOLDINGS

		By:	/s/ Stephanie L. Brown
Name: Stephanie L. Brown
Title: Secretary

INVESTMENT HOLDINGS (with respect to Section 4(c) only)

		By:	/s/ Mark S. Casady
Name: Mark S. Casady
Title: Chief Executive Officer

Schedule 1
(A)	Boards and Committees

SIFMA Independent Firms Committee The Childrens School La Jolla

(B)	Base Salary

$625,000

(C)	2010 Target Bonus

$601,563

(D)	Target Bonus

$601,563

Opportunity to Earn Bonus Compensation in Excess of Target Bonus: The amount of the Executive’s bonus opportunity above Target Bonus (the “Outperformance Bonus”), and the performance necessary to earn the Outperformance Bonus, shall be determined by the Investment Holdings Compensation Committee on an annual basis after consultation with, and with good faith consideration of the views of, the CEO of the Company.

(E)	Annual Vacation

4 weeks.